Exhibit 99.1

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

solus alternative asset management LP,

Plaintiff,

-against-

GSO capital partners L.P., hovnanian enterprises, inc., K. Hovnanian Enterprises, Inc., K. Hovnanian at sunrise trail iii, llc, ARA K. HOVNANIAN, and j. larry sorsby,

Defendants.

No. 18 Civ. 232 (LTS) (Jury Trial Demanded) COMPLAINT

Plaintiff Solus Alternative Asset Management LP, on behalf of certain of its funds and managed accounts (hereafter “Solus” or “Plaintiff”), by and through its undersigned counsel, brings this action to stop an imminent fraud by the Defendants that, if consummated, will irrevocably distort the market for credit default swaps on debt issued by the Hovnanian Defendants. The following allegations are based on Plaintiff’s personal knowledge as to itself and its own acts and are otherwise based on information and belief supported by its counsel’s investigation. That investigation has included, among other things, a review of financial disclosures; public statements made by various defendants; news and financial press reports; and other sources and data detailed below. Plaintiff believes that a reasonable opportunity for discovery will likely reveal substantial additional evidentiary support for the allegations set forth below.

NATURE OF THE ACTION

1.          This complaint challenges a fraudulent scheme among Defendants Hovnanian Enterprises, Inc. (“Hovnanian Enterprises”), K. Hovnanian Enterprises, Inc. (“K. Hovnanian”), K. Hovnanian at Sunrise Trail III, LLC (“Sunrise Trail” and together with Hovnanian Enterprises and K. Hovnanian, “Hovnanian” or the “Hovnanian Defendants”), Ara K. Hovnanian and J. Larry Sorsby (the “Individual Defendants”), and GSO Capital Partners L.P. (“GSO” and together with Hovnanian and the Individual Defendants, “Defendants”) to manipulate the market for credit-default swaps (“CDS”) referencing Hovnanian debt. Put simply, GSO stands to lose massive sums of money on an ill-fated CDS investment unless Hovnanian creates an artificial default on its existing debt and issues new debt specifically engineered to trade well below par. Absent fraud, neither of those will occur anytime soon. Rather than accept that reality, GSO set out to bribe Hovnanian to ensure both will occur in the near term, and Hovnanian agreed. If Defendants are permitted to proceed with the manipulative scheme described below, credit protection sellers on Hovnanian debt will be defrauded of hundreds of millions of dollars. And the integrity of the CDS market—which is predicated on the expectation that companies seek to avoid payment default, not to accept illicit payments to default intentionally—will be irreparably damaged.

2.          Beginning in late 2016, GSO purchased hundreds of millions of dollars of CDS protection on Hovnanian debt, betting that Hovnanian would default on its payment obligations before its CDS expired. At the same time that GSO was wagering against Hovnanian, Solus was taking the opposite position—believing that Hovnanian would pay its debts as they came due. Beginning in late 2016, Solus purchased bonds issued by Hovnanian and sold credit protection through CDS on Hovnanian debt, based not only on Solus’ financial analysis of the company and its review of contracts governing the company’s debt, but also in reliance on Hovnanian’s repeated public statements that it could repay its debts and was committed to doing so. For example, earlier in 2016 Defendant Ara K. Hovnanian reassured investors that “… the last thing any bondholders want to see and certainly that the company would want to see is any kind of default. So our first priority is to make sure that we have sufficient liquidity to pay off debt as it’s maturing and that’s what we’ve very consistently been saying that we’re going to do ….” Hovnanian Enterprises, Inc. March 9, 2016 Earnings Call Transcript at 26.1

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1   Available at https://seekingalpha.com/article/3957219-hovnanian-enterprises-hov-ceo-ara-hovnanian-q1-2016-results-earnings-call-transcript.

3.          When GSO and Solus made their initial investments, Hovnanian unsecured bonds and CDS traded at levels reflecting the market’s belief that there was a material risk that the company would lack the financial resources to repay its debt coming due in 2019. In that circumstance, GSO would realize a significant profit on its Hovnanian CDS and Solus and other CDS sellers would incur a significant loss. Over the first half of 2017, however, market confidence in Hovnanian’s ability to meet its debt obligations steadily improved, thanks both to company performance and broader market indicators, culminating in Hovnanian’s July 2017 announcement of the successful refinancing of over $700 million in debt. By the end of July 2017, absent a payment default that the market had come to believe was increasingly unlikely, GSO was poised to incur massive losses on its investment in Hovnanian CDS.

4.          Rather than accept that it had made a misguided wager against Hovnanian and its ability to pay its debts, GSO embarked on a fraudulent scheme with Hovnanian to pervert the normal operation of the CDS market. While rumors of the scheme had been circulating for months, including in public press reports and as evidenced by a massive spike in Hovnanian CDS prices throughout the fourth quarter of 2017 without any corresponding drop in bond prices, the details were first revealed in securities filings made by Hovnanian after the markets closed on December 28, 2017. According to the securities filings, GSO has agreed to provide below-market financing that will allow Hovnanian to refinance its 2019 unsecured debt. GSO’s financing is on terms far more favorable than could be achieved in any legitimate arms-length transaction. This financing, which has several interrelated components, is structured with the targeted, illegal purpose of manufacturing a windfall to GSO on its CDS contracts at the expense of CDS sellers.

5.          First, GSO is making an unsecured term loan to Hovnanian at the well-below-market rate of 5% (the “Rigged Term Loan”) that will allow the company to redeem for cash all $132.5 million of its 7% notes due in 2019 (the “7% Notes”).

6.         Second, between $140 million and $185 million of Hovnanian’s $236 million of outstanding 8% notes due 2019 (the “8% Notes”) will be refinanced through a tender offer, whereby Hovnanian is offering to exchange the 8% Notes for a combination of cash, new 8-year notes earning 13.5% interest (the “13.5% Notes”), and new 22-year notes (a wildly off-market duration) earning the well-below-market interest rate of 5% (the “Rigged Bond”). GSO has agreed to tender at least $126 million of the $140 million minimum required amount of 8% Notes.

7.          Third, of the notes tendered in the exchange, Hovnanian will cause its wholly-owned subsidiary Sunrise Trail to purchase $26 million (the “Purchased Notes”).

8.          Fourth, as the central quid pro quo for GSO’s provision of its below-market financing, K. Hovnanian has agreed to covenant, in the indenture for the Rigged Bond, that it will default on a $1.04 million interest payment to Sunrise Trail on the Purchased Notes that will come due on May 1, 2018 (as well as amounts due on payment dates thereafter, until maturity). It is no coincidence that the amount of this missed interest payment is only $40,000 above the $1 million threshold required to trigger a credit event under Hovnanian CDS. Hovnanian’s default is entirely avoidable and does not reflect its financial distress. Indeed, Hovnanian has nearly half a billion dollars of cash on its balance sheet available to meet the interest obligation. Rather, the sole purpose of Hovnanian’s agreement to engage in a sham default is to deliver windfall gains to GSO on its CDS by engineering an artificial “credit event.”

9.          But in order for GSO to profit on this scheme, it needs more than a sham default. Enter the Rigged Bond, which is specifically engineered to inflate GSO’s profit on its Hovnanian CDS. The protection payment owed under a CDS contract is generally determined by reference to the value of the defaulting company’s most impaired debt security (i.e., the security that is “cheapest to deliver” as determined in a market-wide auction). The lower the value of the security, the higher the amount of the protection payment, and vice versa. Because all of the company’s currently outstanding debt is trading near or above par (reflecting the market’s shared confidence with Solus in Hovnanian’s ability to pay these obligations), a payment default on Hovnanian debt would generate little, if any, profit for GSO. To artificially inflate its profit under the CDS it owns, GSO designed the new Rigged Bond to trade at a level significantly below par. The Rigged Bond’s off-market structure—a 5% coupon with a maturity of 22 years—serves no other legitimate business purpose. Compounding the illegitimacy, GSO has no intention of holding the Rigged Bond or Rigged Term Loan longer than absolutely necessary; instead, it plans to dump as many of these securities as possible into the CDS Auction that will occur in approximately June 2018 as a result of the manufactured default.

10.        In fact, the Rigged Bond is superfluous to the economics of Hovnanian’s proposed tender offer exchange. Hovnanian could have offered a far simpler exchange with near-identical economics to exchanging holders and capital cost to the company; specifically, instead of offering the 13.5% Note and the Rigged Bond, Hovnanian could have offered a single 9.3% note (9.3% representing the weighted average coupon of the 13.5% Note and the Rigged Bond). But without the Rigged Bond, GSO’s bribe would not have been available.

11.        To put the absurdity of the Rigged Bond into perspective, there is not a single high-yield issuer rated by Moody’s or S&P with Hovnanian’s credit rating (or worse) that has outstanding unsecured debt maturing more than 10 years in the future, let alone the 22-year maturity proposed for the Rigged Bond. Any arms-length investor willing to lend money to a company for that extended length of time typically demands a higher interest rate to compensate them for committing capital for that long; yet, the annual interest rate on the Rigged Bond is half of the 10% interest rate on Hovnanian’s own secured bonds that would mature eighteen years before the Rigged Bond. Indeed, given these wildly off-market terms, credit analysts at global investment banks have speculated that the Rigged Bond will trade at no more than 50 cents on the dollar while the company’s legitimate unsecured bonds are currently trading around par.

12.        This scheme was designed by GSO and Hovnanian to use deceit and artifice to avoid the consequences for GSO of its bearish Hovnanian investments. Defendants are misleading and manipulating the CDS market twice over: first, by concocting a sham payment default for the sole purpose of triggering payouts under Hovnanian CDS; and, second, by creating the Rigged Bond for the sole purpose of artificially inflating the amount of those payouts.

13.        For Hovnanian, the scheme reflects an abandonment of its fundamental contractual obligation to repay its debts when it has the financial ability. Furthermore, it reveals Hovnanian’s covenants and public statements that it could and would pay its debts—relied upon by Solus and other market participants—to have been false and misleading when made.

14.        Moreover, with GSO’s knowledge, cooperation, and input, Hovnanian is misleading its investors and the market through material misstatements and omissions in public announcements regarding this financing deal. While the public disclosures obtusely suggest that K. Hovnanian’s agreement not to pay interest on the Purchased Notes owned by its subsidiary “may” result in a credit event, nowhere are investors informed that GSO has a significant CDS position and that manufacturing an artificial credit event to recover windfall gains on its CDS is the fundamental purpose of the exchange offer and GSO’s provision of financing. Nor are investors informed that Hovnanian is accepting a significantly below-market financing as an inducement—more aptly a bribe—to secure Hovnanian’s complicity in effecting a sham payment default and rigged debt securities to maximize CDS payouts. In fact, the disclosures affirmatively misrepresent that Sunrise Trail “has acknowledged … that it will not be receiving any interest on the [Purchased Notes] …, but [Sunrise Trail] has not waived its entitlement to such interest payments … .” This is untrue. Sunrise Trail will acquire the Purchased Notes with the expectation and desire of not receiving interest on its notes when due for the sole purpose of allowing GSO to illegally profit from the gratuitous default, which profit is being shared with Hovnanian through the bribe of below-market financing.

15.        Hovnanian also neglected to disclose the true purpose of the consent solicitation it seeks as part of the scheme, which will allow for amendments to the indentures governing its secured 10% Notes and 10.5% Notes. Those amendments would remove a restriction limiting Hovnanian’s ability to repurchase unsecured bonds on the open market. Hovnanian conveniently omitted the reason it seeks the amendments. The company knows the Rigged Bond and Rigged Term Loan will trade massively below par and wants to position itself to further profit from the scheme by buying back and retiring that debt once it tanks.

16.        Finally, and most importantly, Defendants’ manipulative scheme is a fundamental perversion of the CDS market that threatens its very existence.  CDS prices reflect the assessment by market participants of a company’s ability to pay its debts (that is, risk of default). If payment defaults manufactured in exchange for commercial bribes are permitted, then it will be extraordinarily difficult, if not impossible, for market participants to meaningfully price or value CDS—just as it would be impractical for insurance companies to price homeowner’s insurance if homeowners were permitted to burn down their own homes to collect an insurance recovery. Accordingly, the Defendants’ manipulation represents an existential threat to the CDS market, which (until now) has allowed participants in the capital markets to efficiently transfer the risk of payment default and, consequently, has provided a massive and critical source of liquidity for the economy.

17.        Indeed, Defendants’ fraudulent and manipulative scheme has been impacting the CDS market for months since rumors of the Defendants’ conspiracy to commit fraud began swirling in early fall of 2017. The subsequent increase in Hovnanian CDS prices has already cost Solus more than $60 million dollars in mark-to-market losses on its outstanding Hovnanian CDS positions. Unsurprisingly given the recent public announcement of the sham payment default, the price of Hovnanian CDS implies a near-certain risk of default. The current prices (near or above par) of Hovnanian debt, on the other hand, reflect the market’s belief that Hovnanian will not default on any of its publicly-held debt. This aberration exists only because the market believes that while Hovnanian can pay its debts, it is choosing to selectively default in order to further Defendants’ fraudulent scheme.

18.        Solus therefore brings this action asserting claims against GSO and Hovnanian for securities fraud under Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. § 78j(b), and Rule 10b-5 thereunder, 17 C.F.R. § 240.10b-5, and tortious interference with Solus’ expectations of prospective economic advantage under its CDS contracts; against Hovnanian for making material misrepresentations and omissions in the tender offer in violation of Sections 10(b) and 14(e) of the Exchange Act, 15 U.S.C. §§ 78j(b), 78n(e), and Rule 10b-5 thereunder, 17 C.F.R. § 240.10b-5; and against the Individual Defendants for liability under Section 20(a) of the Exchange Act, 15 U.S.C. § 78t(a), and tortious interference with Solus’ expectations of prospective economic advantage under its CDS contracts. Furthermore, because consummation of the exchange offer will permanently alter the capital structure of Hovnanian and make it impossible to return parties to the status quo, and because a failure to pay will trigger a series of events in the CDS market that cannot be unraveled, Solus seeks a preliminary and permanent injunction preventing GSO and Hovnanian from entering into a transaction that requires Hovnanian to default on the Purchased Notes and from engaging in the tender offer without correcting material misrepresentations and omissions.

PARTIES

A.	The Plaintiff

19.        Plaintiff Solus Alternative Asset Management LP is a limited partnership formed under the laws of Delaware, with its principal place of business at 410 Park Avenue, New York, New York, 10022.

B.	The Defendants

20.        Defendant GSO Capital Partners L.P., a credit-oriented alternative asset manager, is a limited partnership formed under the laws of Delaware, with its principal place of business at 345 Park Avenue, New York, New York, 10154. GSO is a wholly-owned subsidiary of The Blackstone Group L.P., one of the world’s largest investment firms.

21.        Defendant Hovnanian Enterprises, Inc., a nationwide home builder and provider of mortgage financing, is a corporation formed under the laws of Delaware, with its principal place of business at 110 West Front Street, Red Bank, New Jersey, 07701. As of the end of 2016, Hovnanian was the ninth-largest homebuilder in the country. It operates in 24 markets in 14 states.

22.        Defendant K. Hovnanian Enterprises, Inc., is a California corporation with its principal place of business at 110 West Front Street, Red Bank, New Jersey, 07701. K. Hovnanian is a wholly-owned subsidiary of Hovnanian Enterprises, Inc.

23.        Defendant K. Hovnanian at Sunrise Trail III, LLC is an Arizona limited liability company. On information and belief, its principal place of business is at 110 West Front Street, Red Bank, New Jersey, 07701. Sunrise Trail is a wholly-owned subsidiary of K. Hovnanian.

24.        Defendant Ara K. Hovnanian is a resident of New York, New York, and the President and Chief Executive Officer and Chairman of the Board of Hovnanian Enterprises, Inc.

25.        Defendant J. Larry Sorsby is a resident of New Jersey, and the Chief Financial Officer and a member of the Board of Hovnanian Enterprises, Inc.

JURISDICTION AND VENUE

26.        This Court has subject-matter jurisdiction over this action pursuant to 28 U.S.C. § 1331 and under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, because Plaintiff’s claims arise under Sections 10(b), 14(e), and 20 of the Exchange Act.

27.        This Court also has supplemental jurisdiction over the Plaintiff’s common law claim pursuant to 28 U.S.C. § 1367.

28.        Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and under 28 U.S.C. § 1391(b).

29.        GSO resides and conducts business in this District and has substantial contacts with this District that are directly related to this dispute. These contacts include virtually all of the activities giving rise to the claims in this action, including GSO’s negotiation of the sham payment default and Rigged Bond with Hovnanian, the consent solicitation and exchange offers, and GSO’s purchase and sale of Hovnanian CDS, debt, and equity securities.

30.        The Hovnanian Defendants have purposefully availed themselves of this District for purposes of gaining access to the capital markets, financing and refinancing existing debt, issuing notes, negotiating and announcing the Rigged Bond, and conspiring to manufacture a payment default, all of which are activities that form the crux of Plaintiff’s allegations. K. Hovnanian has engaged the New York office of Simpson, Thacher & Bartlett to advise it on the transactions at issue.

31.        The International Swaps and Derivatives Association (“ISDA”) is headquartered in this District, and the markets in which Hovnanian CDS trade are predominantly based in this District. A significant portion of the harm resulting from Defendants’ market manipulations has been, and will continue to be, inflicted on entities domiciled in this District. As a result, New York has a significant interest in this dispute and the Plaintiff’s interest in obtaining relief in New York, where these markets operate, is high.

32.        Hovnanian is based in New Jersey (well under a hundred miles from this District) and its senior employees, including Defendant J. Larry Sorsby (its Chief Financial Officer) regularly travel to this District for the purpose of conducting the activities alleged herein. In several of the agreements accompanying or relating to the financing transactions, Hovnanian consented to venue and jurisdiction in this District. Accordingly, the burden on the Hovnanian Defendants of defending any action in this District will be minimal.

FACTUAL BACKGROUND

A.	CDS Play A Critical Role In Modern Credit Markets

33.        A single-name CDS is a form of insurance on a particular debt security (referred to as the “reference obligation”) issued by a particular issuer (referred to as the “reference entity”). Under a CDS contract, a protection buyer makes periodic payments to a protection seller (akin to premium payments by an insured) and, in exchange, the protection seller is required to make a protection payment to the protection buyer if the reference entity defaults on the reference obligation. Thus, the protection seller is effectively “long” the reference entity, because it will make money (in the form of upfront and periodic payments from the protection buyer) if the company performs well, and lose money (in the form of a protection payment to the protection buyer) if the company fails to pay its debt. Conversely, the protection buyer has a corresponding short position, which means it is positioned to gain if the company defaults on its debt. A graphic illustration of a CDS contract can be found in Appendix A.

34.        CDS are evidenced and governed by a standard-form contract published by ISDA, known as an ISDA Master Agreement, and related definitions. Although CDS typically reference specific obligations of a reference entity, the terms of the ISDA Master Agreement and CDS definitions typically provide that the protection seller is obligated to pay out on CDS in the event of any default on any payment obligation of the reference entity that occurs during the term of the CDS.

35.        CDS play a critical role in modern credit markets. As explained by former ISDA CEO Robert Pickel, CDS enable “banks and other firms seeking to hedge credit risk [to] do so more efficiently and at a lower cost.” Reducing Risks and Improving Oversight in the OTC Credit Derivatives Market: Hearing Before the Subcomm. On Securities and Insurance and Investment of the S. Comm. On Banking, Housing, and Urban Affairs, 110th Cong. 26 (2008) (statement of Robert Pickel, Chief Executive Officer, International Swaps and Derivatives Association, Inc.). “This greater efficiency in turn means that credit risk can be more widely and deeply dispersed in the economy so that the costs of default are felt less acutely in any one sector.” Id. For example, historically, if Bank A made a loan to Company B, it would have been required to hold the credit risk associated with that loan on its books. Today, however, Bank A is able to transfer that credit risk to third parties by purchasing CDS protection on Company B’s debt. This frees up Bank A’s balance sheet—allowing it to make loans to Companies C and D—while also minimizing the impact of a default by Company B by spreading the losses across a broader spectrum of the market. A properly functioning CDS market lowers borrowing costs for companies and improves overall access to capital.

36.        CDS contracts trade in an active over-the-counter market, with numerous participants, market-making dealers, and widely reported, transparent pricing. The price of CDS protection reflects the market’s assessment of the probability of default by the reference entity. In order to assess default risk, market participants must be able to rely on the assumption that a reference entity will pay its debts if it is able to do so. The CDS market will cease to function if protection buyers are free to rig the system for windfall CDS profits by conspiring with or bribing financially sound referenced companies to conjure sham or technical payment defaults.

B.	Solus Buys Hovnanian Bonds and Sells CDS Based In Part On The Company’s Representations That It Could And Would Pay Its Debts

37.        Hovnanian is a family-run homebuilding business that was founded in 1959. Hovnanian is required to make filings with the Securities and Exchange Commission (“SEC”) because its equity and debt securities are publicly traded.

38.        The company suffered financially from the massive decline in the housing market following the financial crisis of 2007-2008, and has been steadily working to improve its financial performance in the years since. In particular, Hovnanian has been looking to refinance and reduce its significant debt load.

39.        As of October 31, 2008, Hovnanian had $2.6 billion in outstanding debt. By January 31, 2017, it had reduced this debt load to $1.6 billion, and was looking to reduce it further. Hovnanian’s largest remaining exposure was $736 million of senior secured debt maturing between 2018 and 2020. It also had $369 million in outstanding unsecured notes maturing in January and November of 2019.

40.        As of the fall of 2016, this unsecured debt was trading around sixty cents on the dollar. The distressed pricing reflected the market’s assessment of the probability of default by Hovnanian on this unsecured debt.

41.        After carefully analyzing the terms of Hovnanian’s debt instruments and its ability to raise capital thereunder, and further informed by Hovnanian’s public statements and disclosures, Solus made a judgment that the market was underestimating Hovnanian’s ability to access capital to repay these unsecured notes. As a result, in or about November 2016, Solus began buying Hovnanian’s unsecured 2019 bonds and selling CDS protection on Hovnanian’s unsecured debt. By selling protection, Solus was taking a long, or favorable, position on Hovnanian’s unsecured debt. Solus ultimately purchased more than $100 million of unsecured notes and sold more than $260 million of protection on Hovnanian debt to major market-makers in Hovnanian CDS. Because GSO is a participant in the market for Hovnanian CDS and because Solus disclosed its position to the Defendants, Defendants were aware of Solus’ Hovnanian CDS position.

42.        In selling CDS protection on Hovnanian debt, Solus relied upon a normally functioning market in which payment defaults occur as a result of actual financial distress, and borrowers endeavor to abide by their contractual obligations. Solus further relied upon Hovnanian’s public statements and disclosures touting its ability to access the capital markets and intent to pay its debts as they come due.

43.        Hovnanian’s statements that it would pay its debts included the consistent inclusion of standard covenants in each and every one of the indentures governing its bond issuances that it would pay obligations on those debts when they came due. These indentures were routinely filed with the SEC to be available for investors. For example, in the Indenture for its 8% Notes due in 2019—the very notes on which Hovnanian now intends to default—Hovnanian covenanted that it “agrees to pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.” See, e.g., Indenture for 8% Notes, dated November 5, 2014, at § 4.01.2 Hovnanian made a substantively identical covenant in an indenture signed by Defendant J. Larry Sorsby as recently as five months before announcing the tender offer. See Indenture for 10% Notes and 10.5% Notes, dated July 27, 2017, at § 4.01.3

44.        Hovnanian has also consistently informed investors of the potential circumstances in which it might not pay debts that it had otherwise committed to pay. Specifically, in each of its Annual Reports on Form 10-K—including the one for the 2017 fiscal year that was incorporated by reference into the Offering Memorandum for the tender offer—Hovnanian provides an extensive list of “Risk Factors” that identify circumstances in which payment defaults by Hovnanian could occur. See, e.g., Hovnanian Enterprises, Inc. Annual Report on Form 10-K, dated December 28, 2017, at 12-21.4 Those Risk Factors describe a range of events, such as “turmoil in the financial markets,” “man-made or natural disasters,” or “changes to interest rates,” that could “affect liquidity” and “our ability to comply with the terms of our indebtedness.” None of those Risk Factors informed investors that Hovnanian might voluntarily enter into agreements requiring that it default on debts that it had the readily available resources to pay simply because it had become opportunistic for it to do so.

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2    Available at https://www.sec.gov/Archives/edgar/data/357294/000119312514398506/d817771dex41.htm.

3    Available at https://www.sec.gov/Archives/edgar/data/357294/000143774917013283/ex4-1.htm.

4    Available at https://www.sec.gov/Archives/edgar/data/357294/000143774917021249/hov20171031_10k.htm.

45.        Hovnanian has also repeatedly disclosed to investors its progress in retiring and refinancing its debt and its cash and other liquidity available for debt repayments, sending investors the clear message that it is working to timely pay off its debts. For example, in its March 9, 2016 earnings call, Defendant Ara K. Hovnanian reported to investors: “I think everybody should understand that the first priority is to make sure that we deal with any debt that is maturing. I mean the last thing any bondholders want to see and certainly that the company would want to see is any kind of default. So our first priority is to make sure that we have sufficient liquidity to pay off debt as it’s maturing and that’s what we’ve very consistently been saying that we’re going to do ….”   Hovnanian Enterprises, Inc. March 9, 2016 Earnings Call Transcript at 26 (emphasis added).5 Defendant J. Larry Sorsby echoed these comments, touting the “sufficient sources of liquidity” that Hovnanian had at its disposal to meet upcoming payment obligations. Id. at 10-11, 14-15. During Hovnanian’s June 2, 2016 Earnings Call, it made similar statements, with Sorsby repeating that Hovnanian was expected to have “sufficient liquidity” to satisfy debts when they matured. Hovnanian Enterprises, Inc. June 2, 2016 Earnings Call Transcript at 8.6 Solus relied on these representations, among other things, when investing in Hovnanian CDS and debt securities.

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5    Available at https://seekingalpha.com/article/3957219-hovnanian-enterprises-hov-ceo-ara-hovnanian-q1-2016-results-earnings-call-transcript.

6    Available at https://seekingalpha.com/article/3979542-hovnanian-enterprises-hov-ceo-ara-hovnanian-q2-2016-results-earnings-call-transcript.

C.	GSO Bets Against Hovnanian’s Ability To Pay Its Debts, And Quickly Realizes It Is In A Losing Position

46.        At the same time Solus was investing heavily in Hovnanian, GSO was taking the opposite position, betting against the company by buying CDS protection on Hovnanian debt, i.e., an investment that pays off if Hovnanian defaults. There is currently approximately $600 million in net notional of CDS on Hovnanian debt outstanding. On information and belief, GSO was by far the largest buyer of those outstanding CDS. On information and belief, GSO believed that Hovnanian would not be able to refinance or pay off its unsecured debt coming due in 2019, and purchased CDS protection in order to reap a profit in the event that its prediction of Hovnanian’s distress proved correct.

47.        Months after Solus and GSO had started amassing their significant CDS positions, Hovnanian announced in July 2017 that it was refinancing its senior secured debt due 2018 and 2020 by issuing two new tranches of senior secured notes, the 10% Notes and 10.5% Notes maturing in 2022 and 2024, respectively (with maturities of five and seven years, reflecting the market standard).

48.        In the months leading up to and culminating in this refinancing announcement, the price of Hovnanian’s unsecured notes rose from approximately 60 cents on the dollar to nearly 100 cents on the dollar, indicating that market participants were much more optimistic that these notes would be repaid now that Hovnanian’s secured debt had been refinanced. Conversely, the price of Hovnanian CDS fell, further reflecting the market’s confidence that Hovnanian would be able to meet its payment obligations as they came due.

49.        Thus, in the wake of Hovnanian’s refinancing, GSO found itself on the wrong side of a losing bet. It was stuck with hundreds of millions of dollars in CDS protection on Hovnanian debt that now looked extremely unlikely to pay out, but that was costing GSO tens of millions of dollars a year in premium payments.

D.	GSO Bribes Its Way Out Of Its Bad Bet By Colluding With Hovnanian To Manufacture A Sham Payment Default

50.        Hovnanian informed the market that the 2017 refinancing of its secured debt was a first step toward refinancing its unsecured debt maturing in 2019, and ultimately a comprehensive refinancing of all of its debt. Shortly after refinancing its secured debt, Hovnanian made several public statements announcing its intention to refinance the $369 million of outstanding unsecured 2019 notes. The company publicly expressed its belief that it had a variety of options to achieve this refinancing. Indeed, on December 28, 2017, the company acknowledged that it had several financial firms competing to refinance the 2019 notes.’’ 7

51.        Hovnanian’s planned refinancing of its 2019 debt would have cemented GSO’s losses on its bearish CDS positions. But rather than accept the consequences of its bad investment, GSO opportunistically sought to avoid these losses—and generate an ill-gotten windfall—by concocting an illicit scheme designed to allow both GSO and Hovnanian to reap illegal gains at the expense of innocent market participants.

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7    Given Solus’ confidence in Hovnanian’s business prospects, as reflected in its investments in the company, Solus was prepared to provide refinancing to the company on attractive terms. Hovnanian, however, elected to accept a bribe from GSO rather than refinance its obligations through the many legitimate financing options that it has acknowledged were available to it.

52.        On December 28, 2017, Hovnanian Enterprises filed a Form 8-K with the SEC, which, together with several attachments, disclosed some of the details of this fraudulent scheme—and omitted or misstated critical others. According to Hovnanian’s filings, GSO has contracted to provide Hovnanian with extensive support and off-market financing through a complex transaction with several interlocking elements.

53.        First, Hovnanian launched a consent solicitation, expiring January 12, 2018, through which it is soliciting consent from a majority of holders of its secured 10% Notes and 10.5% Notes, to amend the indenture for those notes to “eliminate the restrictions on the Company’s ability to purchase, repurchase, redeem, acquire or retire” the unsecured 7% Notes and 8% Notes maturing in 2019. Press Release, K. Hovnanian Enterprises, Inc., K. Hovnanian Enterprises, Inc. Commences Consent Solicitations to Amend Senior Secured Notes Indenture (Dec. 28, 2017).8 In exchange for validly submitted consents, Hovnanian is offering a cash payment of $2.50 per $1,000 principal amount of 10% Notes or 10.5% Notes. Through a Support Agreement dated December 28, 2017 (the “Support Agreement”) GSO contracted to provide consent as to all of the 10% Notes and 10.5% Notes that it owns, amounting to approximately $20.4 million of the outstanding $440 million in 10% Notes and $115.6 million of the outstanding $400 million of 10.5% Notes. The purpose of the consent solicitation is to empower Hovnanian with the ability to repurchase Rigged Bonds and the Rigged Term Loan on the cheap—another incentive for Hovnanian to accept the bribe. Without the requested amendment, the indentures for the 10% Notes and 10.5% Notes hamstring Hovnanian’s ability to reap that additional gain from the scheme.

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8    Available at https://www.sec.gov/Archives/edgar/data/357294/000143774917021254/ex_102492.htm.

54.        Second, Hovnanian launched an exchange offer, expiring on January 29, 2018. Through the offer, holders of Hovnanian’s 8% Notes may exchange their notes for a combination of cash, newly-issued notes earning 13.5% interest, maturing in 2026 (the “13.5% Notes”), and newly-issued notes earning 5.0% interest and maturing in 2040 (referenced above as the “Rigged Bond”). The exchange offer will take effect if a minimum of $140 million face value of 8% Notes are tendered, and is good for up to $185 million of the $236 million in outstanding 8% Notes. Following the expiration of the exchange offer, Hovnanian expects the exchange transaction to close in a matter of days, at which time up to $99.9 million of 13.5% Notes and up to $99.4 million of Rigged Bonds will be issued and $26.5 million in cash paid. Sunrise Trail will acquire $26 million of the exchanged 8% Notes (as discussed in greater detail below). According to Hovnanian’s disclosures, the consideration received in this exchange will be 121% to 122% of the face value of the 8% Notes exchanged, depending on the level of participation. GSO has agreed through the Support Agreement to tender $126.8 million in 8% Notes that it owns. This commitment will ensure that more than 50% of the outstanding 8% Notes are exchanged, and will leave Hovnanian 90% of the way toward achieving the minimum $140 million amount of 8% Notes required to effect the exchange. The elements of the exchange offer (and their market value, which is materially less than 121% due to the fair market value of the Rigged Bond) are shown as follows:

55.        Third, at the same time that the exchange transaction closes, GSO has agreed through a commitment letter dated December 28, 2017 (the “Commitment Letter”) to provide Hovnanian with at least $132.5 million, and up to $212.5 million, in term loans bearing a significantly below-market 5% interest rate and a term of 9 years (referenced above as the “Rigged Term Loan”). Hovnanian will use the Rigged Term Loan to redeem all $132.5 million of its outstanding notes bearing a 7% rate of interest and maturing in 2019 (the “7% Notes”) with $80 million remaining available to redeem 8% Notes that are not tendered into the exchange.

56.        Fourth, GSO has agreed in the Commitment Letter to provide Hovnanian with additional financing including a senior secured revolving credit facility for up to $125 million, maturing in 2019 and converting into a term loan maturing in 2022. The credit facility will carry an interest rate equal to the volume weighted average yield of the 10.5% Notes at the time of issuance, minus 0.5% (thus, below market), and is to be used to refinance Hovnanian’s existing $75 million revolving credit facility and provide it with incremental liquidity for general corporate purposes. GSO has agreed in the Commitment Letter to purchase $25 million of additional 10.5% notes in 2019, again at 0.5% below market rates at the time of issuance, to provide Hovnanian with incremental liquidity (which Hovnanian intends to use to buy back Rigged Bond and Rigged Term Loan at cents on the dollar if the consent solicitation they are seeking as part of the scheme is allowed to proceed).

57.        Fifth and finally, as a critical component of the transaction, Hovnanian has agreed to default on interest payments due on the 8% Notes that will be parked with its wholly-owned affiliate, Sunrise Trail. Hovnanian will accomplish this by selling to Sunrise Trail $26 million of the 8% Notes tendered into the exchange. According to the Offering Memorandum for the 8% Notes exchange transaction, the indenture governing the new bonds being exchanged for the existing 8% Notes will include a covenant that Hovnanian “shall not make any interest payments on the Purchased 8.0% Notes [i.e., the Purchased Notes owned by Sunrise Trail] prior to their stated maturity” notwithstanding that interest payments come due on the 8% Notes every six months, with the next payment due on May 1, 2018.

58.        Hovnanian’s disclosure documents fail to offer any legitimate commercial explanation for the company’s commitment to voluntarily default on its own debt. Because there is none. Rather, Hovnanian’s payment default is specifically designed and calibrated to trigger a “failure to pay” credit event under the standard ISDA terms governing Hovnanian’s CDS. Indeed, even the purchase by Sunrise Trail of $26 million in 8% Notes is cynically engineered to ensure that Hovnanian’s payment default—which will amount to $1.04 million in missed interest payments due May 1, 2018—just barely satisfies the minimum $1.0 million threshold for a default to constitute a “failure to pay” credit event under standard ISDA terms, while the amount of bonds defaulted on—$26 million—is just below the minimum amount that would trigger cross-default provisions in Hovnanian’s other debt obligations. Moreover, the Offering Memorandum for the exchange offer indicates that Hovnanian will be free to redeem the Purchased Notes at any time after June 6, 2018 (down to the minimum denomination of the 8% Notes, $2,000). In other words, the Purchased Notes may be left outstanding just long enough for Hovnanian to miss a payment and trigger a credit event, and then be redeemed, underscoring the highly orchestrated, sham nature of the default and the utter absence of any legitimate business purpose for it.

59.        This orchestrated “failure to pay” engineered by HOV’s sham payment default serves as the primary illicit consideration being provided by Hovnanian to GSO in exchange for GSO’s willingness to finance the wildly off-market Rigged Term Loan. Without the agreement to default, GSO would have no rational business reason to provide this off-market financing to Hovnanian. Illustrating how off-market this financing is, as of the end of December 2017, when GSO and Hovnanian announced their refinancing deal, the Bank of America CCC Index was yielding approximately 10.6% with an average duration of approximately 2.8 years, while the Credit Suisse CCC Index was yielding approximately 11.7% with an average duration of approximately 3 years.9 By contrast, both S&P and Fitch recently downgraded Hovnanian to an unsecured average rating of CC/C (near the bottom of the rating spectrum for both indices), and yet, through the Rigged Term Loan, GSO has offered Hovnanian a 5% interest rate (that is less than half those benchmarks) for a term of 9 years (that is at least three times longer in duration than the benchmarks). Thus, in plain terms, to address the hundreds of millions of dollars in losing CDS that GSO found itself holding after a bad investment decision, it has agreed to pay Hovnanian a bribe in the form of extremely off-market financing in exchange for Hovnanian manipulating the market for its own CDS by manufacturing a credit event.

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9    Each of these indices tracks the performance of US dollar denominated corporate debt issued by all companies with an investment grade credit rating of CCC or lower.

E.	GSO Colludes With Hovnanian To Maximize Its CDS Windfall Upon A Failure To Pay

60.        In order for this fraud to be profitable to GSO (and to compensate GSO for the off-market financing), another step is required: artificially inflating the protection payment that will be due on Hovnanian CDS. The fraudulent, manipulative, and deceptive scheme for achieving this is described below.

61.        CDS may be “physically settled,” meaning that the protection seller pays the protection buyer in full; in exchange, the protection buyer delivers the underlying debt instrument to the protection seller, who can then liquidate it in the market. CDS more commonly will be cash settled, with the protection buyer receiving a protection payment in cash in an amount equal to the difference between par and the post-default trading price of the “cheapest to deliver” security issued by the defaulting company. That cheapest-to-deliver security is the issuer’s debt security with the lowest market price as a percentage of par, as determined through an ISDA-run auction. So, for example, if the auction price for Hovnanian’s cheapest note was 97 cents on the dollar, protection sellers on cash-settled Hovnanian CDS would only need to pay out 3 cents on the dollar on the notional value of the CDS contract. In the case of either physical or cash settlement, the financial impact should be the same, since in the case of physical settlement, the protection seller can sell the note and thus will only have lost its protection payment minus the proceeds of the sale. In both cases, the protection seller is in effect engaging in a forced transaction in the relevant security.

62.        Because the terms, including the maturity and interest rate, of the Rigged Bond are so far off-market (effectively a “junk” bond), the secondary market price for these securities will be well below par. Indeed, according to one market analyst at a global investment bank, the Rigged Bond is likely to price at only approximately 50% of par. To better understand why, consider Hovnanian’s existing secured notes, which mature in 2022 and 2024 and bear interest at 10% and 10.5%, respectively. Those notes have recently traded above par, reflecting the secondary market’s assessment that these notes offer a favorable interest rate and a high likelihood of repayment, among other factors. By contrast, because the Rigged Bond is unsecured, offers an interest rate of only 5%, and matures in 2040, no arms-length secondary market purchasers will be willing to pay anywhere near 100 cents on the dollar for it. GSO and Hovnanian designed the Rigged Bond to be issued in the exchange at par, well above its market value, intending to deliver the instrument into the ISDA auction where it will “clear” at a fraction of its issue price. Any “loss” GSO incurs in providing Hovnanian with below-market financing will be dwarfed by the profit it stands to make if it collects on the CDS.’’10

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10    GSO has also been taking steps to profit from its manipulative scheme through other investments. In a Form 13F filed with the SEC on November 14, 2017, GSO disclosed that it had purchased more than three million shares (approximately 2.36%) of Hovnanian stock, making it the sixth-largest shareholder. GSO’s acquisition of this substantial equity position appears motivated by its knowledge, not shared with the market, of the cheap financing it was expecting to provide Hovnanian and its belief that the price of Hovnanian stock would “pop” on news of the financing. And indeed, Hovnanian’s stock price increased approximately 15% following the December 28, 2017 announcement. According to January 3, 2018 Form 4 filings with the SEC, Defendants Ara K. Hovnanian and J. Larry Sorsby have also both executed stock transactions since the announcement to take advantage of the increased stock price.

63.        Only by creating the Rigged Bond—which the market will price well below Hovnanian’s other notes, because of its off-market terms—and then delivering it into the ISDA auction can GSO reap a windfall profit on its CDS position. In return, CDS sellers, like Solus, who own valuable CDS contracts worth significant amounts in a market free from manipulation and tortious interference, will be forced to make payments tied to the Rigged Bond’s “fake” value—a payment obligation and amount that will have been entirely engineered by the Defendants’ manipulative collusion and tortious interference. Defendants could have achieved the same result for tendering noteholders by issuing a single bond series with a 9.3% interest rate—but did not, in order to ensure the Rigged Bond would determine the price of GSO’s CDS payout. The cynical nature of this structure is illustrated as follows:

F.	Defendants Conceal And Misrepresent Their Scheme To Manipulate The CDS Market

64.        Beyond being inherently deceptive and fraudulent, Defendants’ scheme to manipulate the market for Hovnanian’s CDS has also been accomplished through affirmative deceptions, misrepresentations, and fraudulent omissions.

65.        As an initial matter, Hovnanian’s acceptance of the bribe from GSO in exchange for agreeing to default on its own indebtedness proves false and misleading Hovnanian’s and the Individual Defendants’ repeated public assurances of its diligent efforts to avoid defaults. For example, its willingness to negotiate a payment default while under no financial distress shows the falsity of Defendant Ara K. Hovnanian’s emphatic assurance that “the last thing … the company would want to see is any type of default.” It also demonstrates the intentionally misleading nature of Defendant J. Larry Sorsby’s recent and repeated confirmations of Hovnanian’s efforts to avoid default on its outstanding indebtedness. For example, on the company’s second quarter 2017 earnings call, Sorsby sought to provide comfort that “if the capital markets aren’t open and we have to pay off more debt in a short-term basis similar to what we did from October of ‘15 to 2016 … we could certainly do the same playbook again.” Hovnanian Enterprises, Inc. June 2, 2017 Earnings Call Transcript at 13-14.11   Sorsby similarly reiterated on the third quarter 2017 earnings call that the company was “not feeling the urgent pressure” to refinance its debt maturing in 2019 because “we feel very confident about our future performance coming up.” Hovnanian Enterprises, Inc. September 7, 2017 Earnings Call Transcript at 18.12

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11    Available at https://seekingalpha.com/article/4078405-hovnanian-enterprises-hov-ceo-ara-hovnanian-q2-2017-results-earnings-call-transcript.

12    Available at https://seekingalpha.com/article/4105085-hovnanian-enterprises-hov-ceo-ara-hovnanian-q3-2017-results-earnings-call-transcript.

66.        In addition and more recently, GSO and Hovnanian have sought to present the transaction as an ordinary refinancing, obscuring the fact that engineering a fraudulent default is the animating purpose for the entire deal. For example, GSO’s only public statement upon the transaction’s announcement was that “GSO has a long history of committing capital to Hovnanian and is pleased to continue supporting the company’s business by providing this financing” and that “[t]his transaction puts Hovnanian in a stronger, long-term financial position.” Sridhar Natarajan, “GSO Beats Rival Funds To Hovnanian Deal in Credit Swaps Showdown,” Bloomberg, Dec. 28, 2017.13 Yet, belying this misleading statement, two major credit rating agencies, Fitch and S&P, downgraded Hovnanian following the deal’s announcement, indicating that they believed the refinancing to be a distressed exchange. Further highlighting the absurdity of GSO’s public statement, GSO does not even intend to own long-term any of the financing it is providing; in fact, the entire point of the Rigged Bond and Rigged Term Loan is to create securities for GSO to dump into the CDS auction this summer.

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13    Available at https://www.bloomberg.com/news/articles/2017-12-28/hovnanian-sides-with-gso-in-hedge-fund-tiff-that-roiled-its-cds.

67.        In the same vein, Hovnanian is attempting to portray the refinancing as an ordinary course transaction. The disclosures specifically pertaining to the refinancing transaction, including the Offering Memorandum, are also materially false and misleading in at least the following respects.

68.        First, by characterizing the transaction as a straightforward arm’s-length refinancing, Defendants conceal that the true central feature of the transaction is GSO’s payment of a commercial bribe in exchange for Hovnanian’s engineering a sham credit event and cheapest-to-deliver bond designed to deliver massive profits to GSO. Indeed, the Offering Memorandum makes only passing reference to the term “credit event” in a single “Risk Factor” disclosure, noting that “the non-payment of interest … may result in the occurrence of a ‘credit event’ under certain credit default swap contracts entered into by third-parties.” Yet, the Offering Memorandum conceals significant material information necessary to understand Defendants’ true intentions and the very purpose of the transaction, including for example that: GSO holds hundreds of millions of dollars in Hovnanian CDS contracts impacted by the transaction; GSO’s sole purpose in providing the off-market financings is to avoid losses it would otherwise suffer on its CDS contracts and secure windfall profits instead; Hovnanian’s purpose in entering into the transaction is to obtain illicit benefits from GSO in exchange for facilitating GSO’s windfall recoveries on its CDS contracts; the triggering of a sham “credit event” by Hovnanian’s failure to pay is not an ancillary event that “may” happen as a result of the transaction but rather the central consideration that GSO is receiving in the transaction; the Rigged Bond was specifically engineered to constitute a cheapest-to-deliver security in order to inflate GSO’s profits in the CDS auction; and the intended effect of Hovnanian’s complicity in GSO’s scheme is to deliver hundreds of millions of dollars of illicit CDS payouts to GSO and other CDS protection buyers at the direct expense of innocent CDS protection sellers, like Solus.

69.        Second, Defendants fail to disclose in the Offering Memorandum for the exchange transaction that the tender offer for the 8% Notes itself breaches the terms of the indenture governing those notes. Specifically, Section 3.04(d) of the indenture includes certain restrictions on “tender offers,” providing that K. Hovnanian may “acquire Notes by means other than a redemption whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture” (emphasis added). However, by covenanting as a term of the tender offer not to pay interest on the $26 million in 8% Notes that will be held by Sunrise Trail, Hovnanian is committing to violate Section 4.01 of the 8% Notes indenture, which requires Hovnanian to “pay the principal of, premium, if any, and interest on the Notes on the dates in the manner provided in the Notes and this Indenture.” Hovnanian thus fails to disclose in the Offering Memorandum that the tender offer the company is making for its 8% Notes is itself an anticipatory breach of the 8% Notes indenture.

70.        Third, Defendants misleadingly present the value of the consideration to be received by investors tendering their 8% Notes into the exchange. Specifically, the tender offer documents state that investors who tender their 8% Notes into the exchange will receive 121% to 122% of the par value of their notes in exchange. But Hovnanian fails to disclose that the market value of the Rigged Bond is worth only a fraction of its par value, making the representation of a 21% to 22% premium to exchanging noteholders highly misleading. Indeed, according to calculations reported by an analyst at a major investment bank that covers Hovnanian, the true value of the overall consideration being offered to investors that tender their 8% Notes is less than par.

71.        Fourth, the Defendants also misrepresent in the Offering Memorandum that while Sunrise Trail will not receive interest on the $26 million in 8% Notes it acquires, it “has not waived its entitlement to such interest payments.” But, in fact, through its voluntary participation in the transaction, Sunrise Trail has waived its right to receive interest payments on the 8% Notes’ contracted due dates. Sunrise Trail is acquiring the $26 million in 8% Notes with the expectation, intent, and desire that it not receive its interest payments on those notes until maturity. Under the governing documents, Sunrise Trail cannot accelerate, exercise remedies, or transfer the Purchased Notes to a third party who would behave like a normal commercial actor. Indeed, it is Sunrise’s failure to receive the contracted-for interest payments that constitutes the primary—yet concealed—value that Hovnanian is conveying to GSO in exchange for its provision of off-market financing. Hovnanian cannot simultaneously seek to manufacture value from a failure to pay interest due on notes held by its affiliate—when the affiliate expressly acknowledges before acquisition that it will not be paid—and then contend that such interest payments were never “waived.”

G.	Defendants’ Manipulation Is An Existential Threat To The CDS Market

72.        In addition to its effect on CDS protection sellers such as Solus, Defendants’ manipulative scheme will have a significant impact on the CDS market as a whole. As explained above, the CDS market operates on the simple premise that in an efficient market borrowers comply with their covenants to pay and endeavor to pay their debts when due. In the same way that home insurers depend on homeowners not to light their own homes on fire, Plaintiff and other protection sellers enter into CDS contracts in reliance on an efficient market in which payment defaults reflect actual credit distress and a legitimate inability to pay.

73.        Trading in the CDS market depends on participants’ ability to assess and model default risk. Introducing the prospect of manufactured and sham payment defaults that reflect market manipulation rather than bona fide market conditions will deprive market participants of the ability to assess and model default risk. Without that ability, the CDS market is likely to disappear.

74.        Moreover, the immediate ramifications of GSO’s and Hovnanian’s scheme will be far broader than even the significant harm it will cause to Solus and other Hovnanian CDS sellers. For example, Hovnanian is one of 100 debt issuers included in the current on-the-run CDX High Yield index—a basket of securities that allows market participants to gain broad exposure to high yield market risk across a representative sample of companies—and has been included in numerous versions of this index over the past several years. This product is widely traded, with approximately $83.5 billion in net outstanding notional value of CDX contracts containing Hovnanian debt. Each and every one of these contracts will be affected by a Hovnanian failure to pay, as the default of a debt security of a constituent issuer will trigger a partial payment obligation under the CDX contract, as well as a change in the contract’s market price. Indeed, if a sham default is permitted to proceed, the entire CDS market—with approximately $1.5 trillion in notional outstanding—as well as the entire market for high-yield debt—with approximately $1.28 trillion in debt outstanding in the Bank of America/Merrill Lynch High Yield market—could be affected by a flight out of the CDS market.

75.        The scheme’s distorting effect on the market is not speculative, but is already evidenced by the prevailing prices for Hovnanian’s debt and CDS. Hovnanian’s notes are currently trading near or above par, reflecting the market’s view that Hovnanian has the ability to satisfy its funded debt obligations. At the same time, as the market became aware of GSO’s and Hovnanian’s scheme, the price for Hovnanian CDS rose dramatically, reflecting the market’s concern that GSO will fraudulently induce Hovnanian to trigger a technical payment default. This dramatic price increase has already caused Solus to suffer more than $60 million dollars in mark-to-market losses on its outstanding Hovnanian CDS positions.

DECEPTIVE ACTS AND FALSE AND MISLEADING STATEMENTS AND OMISSIONS

76.        As described above, both GSO and Hovnanian have engaged in deceptive acts that have served and will serve to manipulate and defraud the market for Hovnanian CDS.

77.        GSO has engineered and carried out a scheme to manipulate this market in order to escape its unfavorable investment in Hovnanian CDS by bribing Hovnanian with off-market financing in exchange for Hovnanian’s agreement to trigger a payment default and creating, financing, and incenting Hovnanian to issue a Rigged Bond, that it will deliver into the CDS market to ensure that protection buyers and sellers on Hovnanian debt are forced to transact in a bond whose price has been rigged to be well below the current market price any Hovnanian debt traded at arms-length in the market.

78.        Hovnanian has willingly and actively participated in this scheme to manipulate the market for Hovnanian CDS by accepting GSO’s bribe, contracting to engage in a sham payment default, and issuing the Rigged Bond.

79.        Hovnanian has made numerous false and misleading statements to the market in furtherance of this scheme, in particular representations made in public forums by the Individual Defendants and others, and representations in its public securities filings, that it is able to pay and committed to paying its debt when it comes due. Hovnanian’s agreement to manufacture a sham default in exchange for a bribe has shown these statements to be false when made.

80.        Additionally, Hovnanian has made several false and misleading statements and material omissions in connection with the exchange offer for its 8% Notes. These statements and omissions were made for the purpose of furthering its scheme with GSO to manipulate the CDS market and in order to induce its noteholders to tender their notes into the exchange offer. In particular, as described fully above, Hovnanian has: misrepresented and failed to fully disclose the purpose and nature of the financing transaction it has agreed to with GSO; misrepresented the value of the exchanged consideration being provided to noteholders in exchange for tendered 8% Notes; failed to disclose the fact that the announced exchange transaction breaches the indenture for the 8% Notes and commits it to further breach that indenture; and misrepresented that its wholly-owned subsidiary, Sunrise Trail, has not “waived” its entitlement to interest on notes it will purchase out of the exchange transaction, when in fact Sunrise Trail and Hovnanian intend and desire that such interest not be received.

81.        Hovnanian also neglected to disclose the true purpose of the consent solicitation it seeks as part of the scheme, which will allow for amendments to the indentures governing its secured 10% Notes and 10.5% Notes. Those amendments would remove a restriction limiting Hovnanian’s ability to repurchase unsecured bonds on the open market. Hovnanian conveniently omitted the reason it seeks the amendments. The company knows the Rigged Bond and Rigged Term Loan will trade massively below par and wants to position itself to further profit from the scheme by buying back and retiring that debt once it tanks.

82.        These misrepresentations and omissions are material to investors, including the holders of the 10% Notes and 10.5% Notes being requested to consent to amendments to their indenture to allow the transactions to proceed and to the holders of the 8% Notes being solicited to participate in the exchange offer. For example, information concerning the true intent of the transaction with respect to GSO’s CDS position is highly material, because noteholders may not want to consent to, or willingly participate in, a transaction that involves a sham payment default intended to deliver hundreds of millions of dollars in windfall benefits to GSO at the expense of innocent third parties. Alternatively, Hovnanian’s intention of engaging in such shams may be material to investors’ considerations as to the value of the overall transaction, taking into account the litigation, regulatory, and reputational costs it would entail for the company. Accurate and complete information concerning the tender offer’s breach of the 8% Note indenture as well as Sunrise Trail’s waiver of its right to interest payments may also be highly material to investors’ decisions because those factors impact whether the transaction may be deemed to constitute an Event of Default under the 8% Notes indenture, which can trigger various remedies, such as acceleration of note maturities. And, clearly, any information that serves to obfuscate or confuse the value of the consideration that is being offered in exchange for tendered 8% Notes—such as implying that the holders are receiving a premium when they are not—is potentially material to holders’ decisions based upon the economic value of the exchange.

SCIENTER

83.        Through these deceptive acts, misrepresentations, and omissions, Hovnanian and GSO have repeatedly, intentionally, and with scienter engaged in fraudulent deception in order to conceal their true motives for a transaction that manipulates the market for Hovnanian CDS. Hovnanian was motivated to cause the market to believe that it was committed to making its payment obligations, in order to induce market participants to invest in the company and make credit available to the company on favorable terms, and it made statements intentionally reassuring the market of this commitment even though, as the current transaction makes clear, it was in fact willing to accept favorable financing terms in exchange for defaulting on its debt.

84.        On account of its disastrous investment in Hovnanian CDS, GSO had the well-plead and obvious motive to commit fraud in order to avoid anticipated losses and to recover windfall gains at the expense of innocent investors such as Solus. Hovnanian was similarly provided with the motive to commit fraud when offered a commercial bribe by GSO to conspire to provide the illicit windfall benefits to GSO. Likewise, all of the Defendants were motivated to obscure from the market the true nature of the refinancing transaction, had the opportunity to do so, and intentionally did so.

85.        Hovnanian’s scienter is further demonstrated by its many acts evidencing conscious misbehavior, including its multiple misrepresentations and omissions indicating that it was seeking to conceal the truth of its conduct. The Defendants sought to obscure the fact that the credit event that “may” be triggered by K. Hovnanian’s covenant not to pay interest on the Purchased Notes when due was actually the central motivating factor for the transaction, driving its timing as well as its economics, and that facilitating the credit event would require a breach of the Indenture for the 8% Notes. Defendants’ fraudulent omissions could make noteholders more likely to participate in the exchange transaction, obscure the risks of such a transaction, and limit regulatory inquiry.

86.        Hovnanian also includes the remarkable admission in its Offering Memorandum that “we and our officers and directors may become subject to legal proceedings, and review from the SEC, Commodity Futures Trading Commission and other regulatory bodies, regarding the occurrence, or anticipated occurrence, of such ‘credit event,’” acknowledging its awareness of the questionable nature of its scheme, yet includes no detail to explain to investors why the company is anticipating regulatory proceedings and review on account of its sham payment default.

87.        Finally, Defendants’ false representation that, although Sunrise Trail agreed to accept the Purchased Notes without receiving interest, it has not waived that interest, is motivated by the Defendants’ intent that the sham default be treated as a “failure to pay” (thus triggering CDS protection payments) and not an amendment to the 8% Notes (which would not trigger CDS payments).

88.        These deceptions, beyond constituting actionable fraudulent conduct, also invalidate the effectiveness of any investor actions taken in reliance upon them, including any consent provided by holders of the 10% Notes or 10.5% Notes as well as any tenders of 8% Notes into the exchange.

INJURY

89.        Solus has suffered injury that is directly caused by the Defendants’ fraud.

90.        Relying upon Hovnanian’s public statements and disclosures touting its ability to access the capital markets to pay its debts as they come due, Plaintiff has sold more than $260 million of protection on Hovnanian debt.

91.        As a holder of 10% Notes, 10.5% Notes and 8% Notes, Solus is injured by Hovnanian’s seeking of consents to, and participation in, the tender offer for the 8% Notes on the basis of material misrepresentations and omissions that may fraudulently induce holders to consent or participate.

92.        If Defendants’ scheme is permitted to come to fruition, Solus will be required to pay out millions of dollars on its CDS, as will numerous other market participants. Defendants’ misconduct will be the but/for cause of this payout.

93.        If Defendants’ scheme is permitted to come to fruition, the illegal acts of Hovnanian will impair its business and access to the capital markets in the future, thus harming Solus by impairing Hovnanian’s ability to meet its obligations under the 10% Notes, 10.5% Notes and any 8% Notes that are not redeemed as part of the transaction.

AFFECTING THE MARKET FOR SECURITIES

94.        The fraudulent scheme enacted by the Defendants has affected the market for securities or was otherwise made in connection with a purchase or sale of securities.

95.        Defendants’ scheme is a fundamental perversion of the market for CDS, which constitute “securities” for purposes of the federal securities laws. Defendants are misleading and manipulating the CDS market for the express purpose of delivering hundreds of millions of dollars of illicit CDS payouts to GSO and other CDS protection buyers at the direct expense of innocent CDS protection sellers, like Solus, based on a fraudulent credit event.

96.        Defendants’ scheme is plainly being conducted in connection with a purchase or sale of securities because the tender offer is a solicitation to Solus and other investors to exchange their 8% Notes as part of a fraudulent scheme.

97.        Moreover, if Defendants are permitted to proceed with their manipulative scheme, credit protection sellers on Hovnanian debt such as Solus will be forced to transact under those CDS contracts, by making protection payments to protection buyers, receiving either a physical bond or the economic equivalent of that bond price in return.

98.        The Defendants’ scheme will manipulate and defraud the market for Hovnanian CDS, by engineering a credit event that would not otherwise have occurred and engineering an artificial price, through the Rigged Bond, at which participants in that market will be forced to transact by making protection payments based on that amount.

99.        The Defendants’ scheme, and Hovnanian’s misstatements and omissions, will likewise mislead holders of Hovnanian’s 10% Notes, 10.5% Notes and 8% Notes, who are being asked to determine whether to consent to, or participate in, a major exchange offer based on false and incomplete information.

CONTROL PERSON LIABILITY

100.       During the entire period when these misrepresentations and omissions were made, and the transaction was being negotiated, documented, and disclosed, Individual Defendants Ara K. Hovnanian and J. Larry Sorsby have had positions of management and control within Hovnanian, by virtue of which they had access to undisclosed information, and made key decisions, about Hovnanian’s operations and debt, including: (1) details about Hovnanian’s efforts and intent to refinance its debt and timely meet its debt obligations, including its willingness to contract to default on debt coming due; (2) Hovnanian’s negotiations with GSO to accept below-market financing in exchange for defaulting on its debt; and (3) the Defendants’ efforts to obscure and misrepresent the true nature and purpose of Hovnanian’s transaction with GSO. The Individual Defendants ascertained this information through Hovnanian’s internal corporate documents, meetings and communications with each other and other corporate officers and employees, meetings with external and internal counsel, attendance at Board of Directors meetings, and information provided to them in connection with those Board meetings and their Board responsibilities. The Individual Defendants were directly and personally involved in negotiating the Rigged Bond and other aspects of the transaction with GSO, with Defendant Sorsby in particular acting as the quarterback for the entire transaction.

101.       The Individual Defendants are directly culpable for Hovnanian’s bad acts. Both Individual Defendants were directly involved in the transaction described above, including agreeing to receive a bribe from GSO and negotiating the terms of that bribe and contracting to engineer a sham default on notes owned by a company that is completely within their control.

102.       The Individual Defendants directly made numerous oral misrepresentations, as described herein, and participated in the drafting, preparation, and/or approval of SEC filings, marketing materials, and other public disclosures regarding the transaction. The Individual Defendants, because of their positions of control and authority as officers of Hovnanian and members of Hovnanian’s Board of Directors, were able to and did control the content of these statements and disclosures. On information and belief, each Individual Defendant was provided with copies of the documents alleged herein to be misleading before or shortly after their issuance, and had the ability and opportunity to prevent their issuance or cause them to be corrected. They knew or with deliberate recklessness disregarded that those statements and disclosures contained material misstatements and omissions. Accordingly, each of the Individual Defendants is responsible for the accuracy of the public reports, disclosures, and marketing materials detailed herein, and is therefore primarily liable for the representations therein.

103.       As officers, members of the Board of Directors, and controlling persons of a publicly held company whose debt and equity are governed by the provisions of the federal securities laws, the Individual Defendants each had a duty to promptly disseminate accurate and truthful information with respect to Hovnanian’s business and performance, including information regarding (1) details about Hovnanian’s efforts and intent to refinance its debt and timely meet its debt obligations, including the risk that it would contract to default on debt coming due; and (2) the true nature and purpose of Hovnanian’s transaction with GSO. The Individual Defendants’ material misrepresentations and omissions, as alleged above, violated these specific requirements and obligations.

CAUSES OF ACTION

COUNT I
SCHEME TO DEFRAUD IN VIOLATION OF
§10(b) OF THE EXCHANGE ACT AND RULE 10b-5(a) and (c)
Against GSO and the Hovnanian Defendants

104.       Plaintiff repeats and realleges each and every allegation set forth above as if set forth in full herein.

105.       The Defendants, directly and indirectly, by the use, means, or instrumentalities of interstate commerce and/or of the mails, engaged in deceptive or manipulative acts to engineer a fraudulent, sham payment default by Hovnanian and the issuance of a Rigged Bond whose off-market terms will drive its price well below par and result in an inflated recovery on Hovnanian CDS contracts.

106.       GSO’s deceptive and manipulative acts in furtherance of a scheme to defraud have included or will include bribing Hovnanian to fail to pay interest in an amount designed to trigger a “failure to pay” credit event; and the structuring and delivery into the ISDA auction of a Rigged Bond.

107.       Hovnanian’s deceptive and manipulative acts in furtherance of a scheme to defraud have included statements regarding Hovnanian’s willingness, ability, and intent to pay its debts, including statements made by Individual Defendants Ara K. Hovnanian and J. Larry Sorsby; a sham payment default; and the issuance of a Rigged Bond whose terms have been engineered by Defendants for the purpose of manipulating the markets for Hovnanian CDS contracts.

108.       The Defendants acted with scienter because they have actual knowledge of the deceptive, manipulative, and fraudulent facts alleged herein, and intend to deceive Plaintiff and other investors through, among other things, the creation of a manufactured, sham payment default by Hovnanian that does not reflect actual financial distress, and the issuance of the Rigged Bond. That default and that issuance are being engineered to benefit Hovnanian and GSO at the expense of other market participants, facts that have not been disclosed by either Hovnanian or GSO.

109.       Hovnanian, by and through Defendant Ara K. Hovnanian, Defendant J. Larry Sorsby, and others who have issued statements on its behalf, knew or was reckless in not knowing that its statements regarding its intent to pay its debts when due were false and misleading when made because they presented as a certainty that Hovnanian would do everything in its power to avoid a default (the “last thing” it said it wanted) when in fact Defendants were willing to entertain and engage in the manipulative scheme described herein. Hovnanian has also affirmatively and intentionally concealed the true purpose and nature of the exchange transaction and the illicit interests of GSO and Hovnanian in the transaction’s off-market terms, omitted material information concerning the transaction’s illegality, misstated the value of its exchange offer, and misrepresented Sunrise Trail as having not waived its right to receive interest on the Purchased Notes.

110.       As a result of the Defendants’ misconduct alleged herein, the market price for Hovnanian CDS and the CDX indices that reference Hovnanian have been artificially manipulated from November 2017 through the present by approximately 25 to 30 points and an estimated 0.25 to 0.5 points, respectively.

111.       In addition, the Defendants’ deceptive and manipulative acts are intended and designed to artificially and fraudulently trigger hundreds of millions of dollars in payment obligations on Hovnanian CDS contracts, the amount of which will be determined by reference to the Rigged Bond, whose price has been engineered by Defendants to fraudulently inflate those CDS pay-outs.

112.       These payment obligations will be borne by CDS market participants, including the Plaintiff, and CDX index market participants, who entered into these markets and agreed to make payments under CDS and CDX index contracts in reliance on the assumption of an efficient market for those products that is free of manipulation and on Hovnanian’s representations that a payment default of any type was the “last thing” the company wanted to see. If a negotiated payment default is allowed to occur, the value of these contracts will be critically impaired in a manner that undermines precise calculation and would be difficult if not impossible to rectify.

113.       By virtue of the foregoing, the Defendants have violated Section 10(b) of the Exchange Act and Rule 10b-5(a) and (c) promulgated thereunder.

114.       As a direct and proximate result of the Defendants’ wrongful conduct, Solus and other market participants will suffer significant harm that cannot be adequately compensated with money damages.

COUNT II
FAILURE TO DISCLOSE MATERIAL INFORMATION IN VIOLATION OF
§10(b) OF THE EXCHANGE ACT AND RULE 10b-5(b)
Against The Hovnanian Defendants

115.       Plaintiff repeats and realleges each and every allegation set forth above as if set forth in full herein.

116.       The Hovnanian Defendants, directly and indirectly, by the use, means, or instrumentalities of interstate commerce and/or of the mails, engaged in fraudulent misstatements and fraudulent failure to disclose information that it had a duty to disclose in connection with its offer to exchange its 8% Notes for a combination of new notes and cash.

117.       The Hovnanian Defendants have actual knowledge of the misleading, manipulative, and fraudulent facts alleged herein, and intend to deceive Plaintiff and other noteholders through, among other things, disclosing obliquely that its agreement to default on interest owed on its notes “may” trigger a credit event when, in fact, the true but concealed nature and purpose of the transaction is a commercial bribe intended to trigger a CDS credit event for the sole purpose of enriching GSO in exchange for the provision of below-market financing. For example, Hovnanian has failed to disclose that: GSO holds hundreds of millions of dollars in Hovnanian CDS contracts impacted by the transaction; GSO’s sole purpose in providing off-market financings is to avoid losses it would otherwise suffer on its CDS contracts and secure windfall profits instead; Hovnanian’s purpose in entering into the transaction is to obtain illicit benefits from GSO in exchange for facilitating GSO’s windfall recoveries on its CDS contracts; the triggering of a sham “credit event” by Hovnanian’s failure to pay is not an ancillary event that “may” happen as a result of the transaction but the central consideration that GSO is receiving in the transaction; the Rigged Bond was specifically engineered to constitute a cheapest-to-deliver security in order to inflate GSO’s profits in the CDS auction; and the intended effect of Hovnanian’s complicity in GSO’s scheme is to deliver hundreds of millions of dollars of illicit CDS payouts to GSO and other CDS protection buyers at the direct expense of innocent CDS protection sellers, like Solus.

118.       Hovnanian has further intentionally and fraudulently concealed that its exchange offer is a clear violation of the indenture for the 8% Notes, misstated the value of its exchange offer and misrepresented Sunrise Trail’s waiver of its right to receive interest on the Purchased Notes.

119.       As a result of the Defendants’ misconduct alleged herein, the holders of 10% Notes and 10.5% Notes are being asked to consent to indenture amendments and holders of 8% Notes are being invited to tender notes into the exchange on the basis of fraudulent misstatements and omissions. Holders of 10% Notes, 10.5% Notes and 8% Notes, including Plaintiff, cannot accurately assess the value or consequences of the consent or exchange offers based on the information fraudulently misrepresented or withheld by the Hovnanian Defendants.

120.       By virtue of the foregoing, the Hovnanian Defendants have violated Section 10(b) of the Exchange Act and Rule 10b-5.

121.       As a direct and proximate result of the Defendants’ wrongful conduct, Solus and other market participants will suffer significant and irreparable damages.

COUNT III
FAILURE TO DISCLOSE MATERIAL INFORMATION IN VIOLATION OF
§14(e) OF THE EXCHANGE ACT
Against The Hovnanian Defendants

122.       Plaintiff repeats and realleges each and every allegation set forth above as if set forth in full herein.

123.       The Hovnanian Defendants, directly and indirectly, by the use, means, or instrumentalities of interstate commerce and/or of the mails, engaged in fraudulent misstatements and fraudulent failure to disclose information that it had a duty to disclose in connection with its offer to exchange its 8% Notes for a combination of new notes and cash. This offer to exchange constitutes a tender offer for purposes of §14(e) of the Exchange Act.

124.       The Hovnanian Defendants have actual knowledge of the misleading, manipulative, and fraudulent facts alleged herein, and intend to deceive Plaintiff and other noteholders through, among other things, disclosing obliquely that its agreement to default on interest owed on its notes “may” trigger a credit event when, in fact, the true but concealed nature and purpose of the transaction is a commercial bribe intended to trigger a CDS credit event for the sole purpose of enriching GSO in exchange for the provision of below-market financing. For example, Hovnanian has failed to disclose that: GSO holds hundreds of millions of dollars in Hovnanian CDS contracts impacted by the transaction; GSO’s sole purpose in providing off-market financings is to avoid losses it would otherwise suffer on its CDS contracts and secure windfall profits instead; Hovnanian’s purpose in entering into the transaction is to obtain illicit benefits from GSO in exchange for facilitating GSO’s windfall recoveries on its CDS contracts; the triggering of a sham “credit event” by Hovnanian’s failure to pay is not an ancillary event that “may” happen as a result of the transaction but the central consideration that GSO is receiving in the transaction; the Rigged Bond was specifically engineered to constitute a cheapest-to-deliver security in order to inflate GSO’s profits in the CDS auction; and the intended effect of Hovnanian’s complicity in GSO’s scheme is to deliver hundreds of millions of dollars of illicit CDS payouts to GSO and other CDS protection buyers at the direct expense of innocent CDS protection sellers, like Solus.

125.       Hovnanian has further intentionally and fraudulently concealed that its exchange offer is a clear violation of the indenture for the 8% Notes, misstated the value of its exchange offer and misrepresented Sunrise Trail’s waiver of its right to receive interest on the Purchased Notes.

126.       As a result of the Defendants’ misconduct alleged herein, the holders of 10% Notes and 10.5% Notes are being asked to consent to indenture amendments and holders of 8% Notes are being invited to tender notes into the exchange on the basis of fraudulent misstatements and omissions. Holders of 10% Notes, 10.5% Notes and 8% Notes, including Plaintiff, cannot accurately assess the value or consequences of the consent or exchange offers based on the information fraudulently misrepresented or withheld by the Hovnanian Defendants.

127.       By virtue of the foregoing, the Hovnanian Defendants have violated Section 14(e) of the Exchange Act.

128.       As a direct and proximate result of the Defendants’ wrongful conduct, Solus and other market participants will suffer significant and irreparable damages.

COUNT IV
control person liability for VIOLATION OF
§20(a) OF THE EXCHANGE ACT
Against the Individual Defendants

129.       Plaintiff repeats and realleges each and every allegation set forth above as if set forth in full herein.

130.       At all relevant times, Defendant Ara K. Hovnanian was the President, CEO, and Chairman of the Board of Hovnanian, while Defendant J. Larry Sorsby was CFO and a member of the Board. As such, both had regular access to non-public information about Hovnanian’s business, operations, performance, and future prospects through access to internal corporate documents and information, conversations, and connections with other corporate officers and employees, financing offers, external legal and strategy advice, attendance at management meetings of the Company’s Board and committees thereof, as well as reports and other information provided to them in connection therewith.

131.       The Individual Defendants acted as controlling persons of Hovnanian within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their high-level positions, participation in and/or awareness of Hovnanian’s day-to-day operations, and/or knowledge of statements made by Hovnanian and disseminated to the investing public, these Individual Defendants had the power to influence and control, and did influence and control, directly and indirectly, the decision-making of Hovnanian and its executives, including the content and dissemination of the various statements that Solus alleges were false and misleading at the time they were made.

132.       The Individual Defendants were provided with or had unlimited access to copies of Hovnanian’s disclosures, offering materials, public filings and other statements alleged by Solus to have been false and misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

133.       In particular, each of the Individual Defendants had direct and supervisory involvement in and control of the day-to-day operations of Hovnanian and, therefore, is presumed to have had the power to control or influence the particular conduct and transactions giving rise to the securities violations as alleged herein, and exercised the same.

134.       As set forth above, Hovnanian violated Sections 10(b) and 14(e) and Rule 10b-5 by the acts, statements, and omissions as alleged in this Complaint. By virtue of their positions as controlling persons, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

135.       As a direct and proximate result of the Individual Defendants’ wrongful conduct, Solus will suffer significant and irreparable damages.

COUNT V
TORTIOUS INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE
Against All Defendants

136.       Plaintiff repeats and realleges each and every allegation set forth above as if set forth in full herein.

137.       Solus has business relations with several third party CDS dealers in the form of CDS contracts that it entered into with those dealers in which Solus sold protection on Hovnanian debt.

138.       Defendants were informed by Solus of the existence of Solus’ CDS contracts months prior to the announcement of the exchange transaction and thus knew of Solus’ CDS contracts and the consequences to Solus of their manipulative scheme.

139.       Defendants used improper means, including the fraudulent market manipulation and failures to disclose described above, to generate a sham payment default intended to trigger Solus’ obligation to make protection payments under its CDS contracts that would not otherwise be required.

140.       Defendants knew that it was Solus’ reasonable expectation based upon the normal functioning of the CDS and credit markets that its payment obligations would only be triggered under its CDS contracts in the event that Hovnanian were legitimately unable to pay its debts when due as a result of financial distress.

141.       Defendants have nonetheless, through trickery and deception, intentionally sought to frustrate the benefits that Solus reasonably expected under its CDS contracts by manipulating the CDS market through the sham payment default and creation of the Rigged Bond. As a result, Solus will not be able to enjoy the benefit of its bargain in selling protection on Hovnanian debt.

142.       Defendants seek to wrongfully benefit from their intentional misconduct through windfall payouts on GSO’s CDS contracts, which will be shared, in part, with Hovnanian through GSO’s payment of bribes used to induce Hovnanian’s complicity in the scheme.

143.       By virtue of the foregoing, the Defendants have tortiously interfered with Solus’ prospective economic advantage.

144.       As a direct and proximate result of the Defendants’ wrongful conduct, Solus will suffer significant and irreparable damages.

JURY TRIAL DEMAND

145.       Plaintiff hereby demands a jury trial for each of the counts alleged.

PRAYER FOR RELIEF

146.       WHEREFORE, Plaintiff prays for relief and judgment in its favor, as follows:

a.       Preliminary and permanent injunctive relief to prevent Defendants or any affiliates from consummating any transaction that includes a commitment by Hovnanian to voluntarily default on debts that it has the ready resources to satisfy;

b.       Preliminary and permanent injunctive relief to prevent Defendants or any affiliates from proceeding with any of the announced transactions without correcting the material misrepresentations and omissions in disclosures used to solicit consents to, or participation in, the exchange transaction;

c.       Compensatory and punitive damages in any amount to be determined at trial;

d.       Plaintiff’s reasonable costs and expenses incurred in this action, including fees for Plaintiff’s attorneys and experts;

e.       Prejudgment interest and/or opportunity cost damages in favor of Plaintiff; and

f.       Such other and further relief as this Court may deem just and proper.

DATED: New York, New York January 11, 2018	QUINN EMANUEL URQUHART & SULLIVAN, LLP

By:
Jonathan E. Pickhardt Daniel P. Cunningham Andrew S. Corkhill Ellison Ward Merkel

51 Madison Avenue, 22nd Floor New York, New York 10010-1601 (212) 849-7000

-and-

QUINN EMANUEL URQUHART & SULLIVAN, LLP

Michael E. Liftik pro hac vice pending

1300 I Street NW, Suite 900 Washington, DC 20005 (202) 538-8000

Attorneys for Plaintiff

APPENDIX A

Regular Course Payments (No Credit Event)

Reference Entity
(Hovnanian)
$10 million Notional
Protection Buyer
(e.g., GSO)
Upfront Payment of 15 points ($1.5mm)
Annual Premium Payment of 500 bps
($500,000)
Protection Seller
(e.g., Solus)

Payment Following Credit Event (Scenario A: Cheapest to Deliver Security Trades at 97% of Face Value in CDS Auction))

Reference Entity
(Hovnanian)
$10 million Notional
Protection Buyer
(e.g., GSO)
3% Impairment on Cheapest to Deliver
Security Results in $300,000 Payment
Protection Seller
(e.g., Solus)

Payment Following Credit Event (Scenario B: Cheapest to Deliver Security Trades at 45% of Face Value in CDS Auction))

Reference Entity
(Hovnanian)
$10 million Notional
Protection Buyer
(e.g., GSO)
55% Impairment on Cheapest to Deliver
Security Results in $5.5mm Payment
Protection Seller
(e.g., Solus)

For every $10mm CDS contract, profit to CDS Buyer increases by $5.2mm from Scenario A to Scenario B. A Protection Buyer of $600mm of CDS would increase profits by $312mm from Scenario A to Scenario B.